As filed with the Securities and Exchange Commission on November 1, 2016

Registration No. 333-213692

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Smart Sand, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1400	45-2809926
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

24 Waterway Avenue, Suite 350

The Woodlands, Texas 77380

(281) 231-2660

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles E. Young

Chief Executive Officer

24 Waterway Avenue, Suite 350

The Woodlands, Texas 77380

(281) 231-2660

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Alan Beck Julian J. Seiguer Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Smart Sand, Inc. is filing this Amendment No. 4 (this “Amendment”) to its Registration Statement on Form S-1 (Registration Statement No. 333-213692) (the “Registration Statement”) as an exhibits-only filing to re-file certain exhibits and restate the list of exhibits set forth in Item 16 of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The prospectus is unchanged and has been omitted.

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

Set forth below are the expenses (other than underwriting discounts and the structuring fee) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee, the amounts set forth below are estimates.

SEC registration fee	$23,948
FINRA filing fee	33,460
NASDAQ listing fee	150,000
Printing and engraving expenses	253,000
Fees and expenses of legal counsel	1,210,000
Accounting fees and expenses	393,000
Transfer agent and registrar fees	7,000
Miscellaneous	24,000

Total	$2,094,408

Item 14. Indemnification of Directors and Officers

Our amended and restated certificate of incorporation will provide that a director will not be liable to the corporation or its stockholders for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our amended and restated bylaws will provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation will also contain indemnification rights for our directors and our officers. Specifically, our amended and restated certificate of incorporation will provide that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.

In addition, we intend to enter into separate indemnification agreements with of our directors and certain officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated bylaws.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions or any public offering, and we believe that each of these transactions was exempt from the registration requirements pursuant to exemptions available under the Securities Act. All share and price information included in this section does not reflect the impact of the expected pre-offering split of our common stock.

The following table sets forth information on the restricted stock awards issued by us in the three years preceding the filing of this registration statement. The Company did not receive any consideration upon the grant of Restricted Stock.

Date	Person or Class of Person	Restricted Stock
April 29, 2013	Employee	5.0
August 14, 2013	Employee	2.5
June 10, 2014	Executive Officers	80.0
June 10, 2014	Employee	15.0
June 10, 2014	Director	5.0
August 1, 2014	Executive Officer	15.0
August 11, 2014	Executive Officer	35.0
August 11, 2014	Employee	2.0
October 31, 2014	Employee	2.0
February 4, 2015	Director	10.0
February 4, 2015	Director	10.0
March 15, 2016	Executive Officers	37.0
March 15, 2016	Employees	36.0

The issuances of common stock described above represent grants of restricted stock under our compensation plans to our officers, directors and employees in reliance upon an available exemption from the registration requirements of the Securities Act, including those contained in Rule 701 promulgated under Section 3(b) of the Securities Act. Among other things, we relied on the fact that, under Rule 701, companies that are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act are exempt from registration under the Securities Act with respect to certain offers and sales of securities pursuant to “compensatory benefit plans” as defined under that rule.

The following table sets forth information on the shares of Preferred Stock issued as paid-in-kind dividends on existing outstanding and issued shares of Preferred Stock in the three years preceding the filing of this registration statement.

Table presents paid-in-kind dividends of Preferred Stock (with a redemption value of $1,000 per share of Preferred Stock) for which stock certificates were issue, and does not included calculated accrued dividends for any redemptions, such as the March 28, 2014 $40 million redemption. The Company did not receive any consideration upon the issuance of paid-in-kind dividends of shares of Preferred Stock.

Date	# of PIK shares issued
January 1, 2013	2,062
April 1, 2013	2,143
July 1, 2013	2,225
October 1, 2013	2,310
January 1, 2014	2,399
April 1, 2014	1,013
July 1, 2014	1,029
October 1, 2014	1,068
January 1, 2015	1,108
April 1, 2015	1,150
July 1, 2015	1,193
October 1, 2015	1,238
January 1, 2016	1,284
April 1, 2016	1,332
July 1, 2016	1,382

The Preferred Stock, to which these paid-in-kind distributions relate, was originally issued to a single accredited investor upon an available exemption from the registration requirements of the Securities Act, primarily under the exemption provided for in Rule 506 of Regulation D of the Securities Act. The additional issuances of Preferred Stock are distributions in-kind on the previously issued Preferred Stock and are exempt from the registration requirements of the Securities Act, primarily under Section 4(a)(2) of the Securities Act. The Company received no additional consideration for these paid-in-kind distributions.

Item 16. Exhibits

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that,

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on November 1, 2016.

Smart Sand, Inc.

By:	/s/ Charles E. Young
Charles E. Young Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons in the capacities indicated on November 1, 2016.

Signature	Title

/s/ Charles E. Young Charles E. Young	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Lee E. Beckelman Lee E. Beckelman	Chief Financial Officer (Principal Financial Officer)

* Susan Neumann	Vice President of Accounting, Controller and Secretary (Principal Accounting Officer)

* José E. Feliciano	Director (Co-Chairman of the Board)

* Colin Leonard	Director

* Timothy J. Pawlenty	Director

* Andrew Speaker	Director (Co-Chairman of the Board)

* Tracy Robinson	Director

* Sharon Spurlin	Director

*By:	/s/ Lee E. Beckelman
Lee E. Beckelman
Attorney-in-fact

EXHIBIT INDEX

Exhibit number	Description

1.1	Form of Underwriting Agreement (including form of lock-up agreement)

3.1**	Form of Second Amended and Restated Certificate of Incorporation of Smart Sand, Inc.

3.2**	Form of Second Amended and Restated Bylaws of Smart Sand, Inc.

4.1**	Specimen Stock Certificate

4.2**	Common Stock Purchase Warrant, dated September 13, 2011, between Smart Sand, Inc. and Keystone Cranberry, LLC

4.3**	Common Stock Purchase Warrant, dated September 13, 2011, between Smart Sand, Inc. and Andrew Speaker

4.4**	Common Stock Purchase Warrant, dated September 13, 2011, between Smart Sand, Inc. and Frank Porcelli

4.5**	Common Stock Purchase Warrant, dated September 13, 2011, between Smart Sand, Inc. and BAMK Associates, LLC

4.6**	Form of Registration Rights Agreement

4.7**	Form of Stockholders Agreement

5.1	Opinion of Latham & Watkins LLP as to the legality of the securities being registered

10.1#**	Form of Smart Sand, Inc. 2016 Omnibus Incentive Plan

10.2#**	Smart Sand, Inc. 2012 Equity Incentive Plan

10.3#**	Amendment No. 1 to Smart Sand, Inc. 2012 Equity Incentive Plan

10.4#**	Employment Agreement between Smart Sand, Inc. and Charles Young

10.5#**	Amendment No. 1 to Employment Agreement Between Smart Sand, Inc. and Charles Young

10.6#**	Form of Restricted Stock Award Agreement under Smart Sand, Inc. 2012 Equity Incentive Plan

10.7#**	Employment Agreement between Smart Sand, Inc. and Robert Kiszka

10.8#**	Amendment No. 1 to Employment Agreement between Smart Sand, Inc. and Robert Kiszka

10.9#**	Letter Agreement between Smart Sand, Inc. and Lee Beckelman, dated August 4, 2014

10.10†**	Amended and Restated Master Product Purchase Agreement dated as of December 16, 2015 between Archer Pressure Pumping, LLC and Smart Sand, Inc.

10.11†**	Amended and Restated Railcar Usage Agreement dated as of December 16, 2015 between Archer Pressure Pumping, LLC and Smart Sand, Inc.

10.12†**	Master Product Purchase Agreement dated as of November 15, 2013 between EOG Resources, Inc. and Smart Sand, Inc.

10.13†**	First Amendment to Master Product Purchase Agreement dated November 15, 2014 between EOG Resources, Inc. and Smart Sand, Inc.

10.14†**	Amended and Restated Master Product Purchase Agreement dated as of November 6, 2015 between US Well Services LLC and Smart Sand, Inc.

10.15†**	First Amendment to Amended and Restated Master Product Purchase Agreement dated as of May 1, 2016 between US Well Services LLC and Smart Sand, Inc.

10.16†**	Railcar Usage Agreement dated as of September 15, 2014 between US Well Services LLC and Smart Sand, Inc.

Exhibit number	Description

10.17†**	First Amendment to Railcar Usage Agreement dated as of November 6, 2015 between US Well Services LLC and Smart Sand, Inc.

10.18†**	Amended and Restated Master Product Purchase Agreement dated as of January 15, 2016 between Weatherford U.S., L.P. and Smart Sand, Inc.

10.19†**	First Amendment to Amended and Restated Master Product Purchase Agreement dated as of May 1, 2016 between Weatherford U.S., L.P. and Smart Sand, Inc.

10.20†**	Amended and Restated Railcar Usage Agreement dated as of January 15, 2016 between Weatherford U.S., L.P. and Smart Sand, Inc.

10.21†**	Second Amendment to Amended and Restated Master Product Purchase Agreement dated September 30, 2016 between Weatherford U.S., L.P. and Smart Sand, Inc.

10.22#**	Form of 2016 Employee Stock Purchase Plan

10.23**	Form of Indemnification Agreement between the Company and its officers and directors

21.1**	List of Subsidiaries of Smart Sand, Inc.

23.1**	Consent of Grant Thornton LLP

23.2**	Consent of John T. Boyd Company

23.3**	Consent of Stim-Lab Inc.

23.4**	Consent of Spears & Associates

23.5**	Consent of PropTester, Inc.

23.6**	Consent of Freedonia Group

23.7	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1**	Powers of Attorney (contained on the signature page to this Registration Statement)

**	Previously filed.
#	Compensatory plan, contract or arrangement.
†	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been separately filed with the Securities and Exchange Commission.